Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement/Prospectus, dated November 28, 2022, and included in this Registration Statement (Form N-14 No. 333-267988) of Oaktree Specialty Lending Corporation (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 14, 2021, with respect to the consolidated financial statements of Oaktree Strategic Income II, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

November 28, 2022